EXHIBIT 10.1

Extension to the Option to Enter into a Joint Venture

This Extension to the Option to Enter a Joint Venture (“Extension”) dated March 24, 2014 is granted and effective as of May 24, 2014 by C.S. Analytics, LLC (“CSA”) as Optionor and Greenplex Services, Inc. (“GSI”)as Optionee.

Recitals

CSA and GSI entered into an Option to Enter into a Joint Venture on March 24, 2014 which expired May 26, 2014. Both parties wish to extend the option period by an additional forty-five (45) day period.

NOW, THEREFORE, the parties covenant and agree as follows:

1.

Extension Fee: Upon execution of this Extension, GSI shall pay to CSA an extension fee of Fifty Thousand Dollars ($50,000). The fee will be non-refundable and will be deemed earned at the time of the payment. In the event that GSI properly exercises the option as provided for in the Option Agreement, the Fifty Thousand Dollar extension fee will be deemed to be part of the capital contribution by GSI.

2.

Expiration Date: This Extension shall expire at 5 P.M. PDT on July 10, 2014 and shall no longer have any force and effect.

All other terms and conditions of the Option Agreement shall remain unchanged.

IN WITNESS WHEREOF, the Parties have executed this Extension as of the day and year first written above.

C.S. Analytics, LLC

Greenplex Services, Inc.

By: /s/ Matthew Haskin

By: /s/ Victor T. Foi

Matthew Haskin

Victor T. Foia

Managing Member

CEO